EXHIBIT 10.1

THIRD AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS THIRD AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated in connection with the closing or restructuring of certain offices.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Section 5.3(l) is hereby added to the Plan as follows:
(l)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Senior Vice President, Administration and Risk Management of the Company as being involuntarily terminated in connection with the closing of the Denver office and the restructuring of the Trinidad office announced by the Company on May 4, 2015 shall become fully vested and nonforfeitable on the date of such involuntary termination.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Third Amendment this 13th day of May, 2015 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.
By:	/s/ Larry N. Paulsen
Name:	Larry N. Paulsen
Title:	Senior Vice President, Administration and
Risk Management